Exhibit 10.1

[MINRAD INTERNATIONAL, INC. LETTERHEAD]

CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE

This SEPARATION AGREEMENT, WAIVER AND RELEASE ("Separation Agreement") is between Minrad International, Inc. ("Employer") and William L. Bednarski ("Executive").

WHEREAS, Executive and Employer wish to set forth their respective rights and obligations arising from the separation of Executive;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Employer and Executive hereby agree as follows:

1.

Employment Separation. Executive herewith resigns as an officer and director of Employer and its subsidiaries and is separated from employment with Employer effective August 27, 2006 (the "Separation Date"). Executive and Employer agree to announce and describe Executive's separation as a voluntary resignation. As of the Separation Date, except as specifically provided in this Agreement, all compensation, including bonuses, and all other benefits and perquisites of employment will cease.

2.

Salary Continuation; Other Benefits.

(a)

Employer shall pay Executive his base salary ($175,000 annually) less required withholding and deductions, for a period of nine (9) months after the Separation Date (the foregoing period referred to herein as the "Severance Period.”   Such salary will be payable in accordance with Employer’s regular pay schedule during the Severance Period.

(b)

Employer will pay Executive an amount equal to one-half of any bonus which, were he still employed, would otherwise be payable to Executive with respect to the 2006 calendar year under Executive’s employment letter with Employer, dated January 25, 2005.  Such bonus shall be reduced by any required withholding and deductions and paid at the same time bonuses are paid by Employer to its other employees covered by such bonus program.

(c)

At Employer's expense, Executive will be continued in Employer's health plan for the Severance Period of this Separation Agreement at the same level and on the same terms as provided active employees at a level consistent with the position that Executive held as an employee of Employer. The Separation Date shall be considered a qualifying event for purposes of Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and any COBRA continuation obligations shall run from the Separation Date Additional coverage may be available thereafter pursuant to COBRA.

(d)

All other forms of compensation, insurances and other benefits, not expressly dealt with in this Section 3, shall terminate on the Separation Date.

3.

Stock Options.  In accordance with the provisions of the Employer's Stock Option Plans, Executive and Employer acknowledge that Executive has thirty (30) days from the Separation Date to exercise any options in shares of Employer's stock heretofore granted to him that are vested as of the Separation Date.

4.

Release. (a) The parties agree and acknowledge that the consideration to be provided to Executive, as set forth above in Section 2, is being provided to extinguish and release any and all of Executive's claims against Employer and any of its past, present or future parent companies, subsidiaries, affiliates, and all their respective past, present and future employees, officers, directors, trustees, shareholders, agents, and successors and assigns (collectively, "Releasees"), and that this consideration to be provided to Executive exceeds anything of value to which Executive would otherwise be entitled.

(a)

For and in consideration of the promises and other valuable consideration paid to Executive pursuant to this Separation Agreement, Executive, for himself and for his heirs, executors, successors and assigns (collectively, "Releasors"), hereby releases and discharges the Releasees from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had, now have or may hereafter have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, except for those rights expressly reserved in this Separation Agreement.

(b)

Without limiting the generality of Section 4(a) above or characterizing the nature of the Releasors' claims, this document releases the Releasees from (i) any and all claims arising out of Executive's employment with Employer; (ii) any and all claims (whether based on a federal, state or local stature, or court decision) including, but not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement and Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, and/or any other federal, state or local statute or court decision; (iii) any and all claims for breach of contract; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys' fees, costs and disbursements which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Executive, except for those rights expressly reserved in this Agreement.

5.

Future Claims. (a) Except for Executive's rights to enforce this Separation Agreement, Executive covenants, to the maximum extent permitted by law, that he shall not at any time hereafter commence, maintain, prosecute, participate in, or permit to be filed by any other person on his behalf, any action, charge, complaint, suit or proceeding or any kind, before any court, administrative agency, or other tribunal, against any of the Releasees with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Executive. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with Section 6(c) below.

(b)

Executive further covenants, to the maximum extent permitted by law, that he shall not at any time hereafter provide information, support or assistance, directly or indirectly, to any individual or organization, in connection with any action, charge, complaint, suit or proceeding of any kind against Employer or any of the Releasees. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with Section 6(c) below.

(c)

Executive agrees to give Employer notice of any and all attempts to compel disclosure of any information he is prohibited from disclosing by this Section 6. Executive shall provide written notice of an attempt to compel such disclosure as promptly as possible to Employer, and at least five (5) days before compliance with any subpoena or order is requested or required.

(d)

Executive further covenants that he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on, any of the Releasees, or that denigrates, disparages or results in detriment to any of the Releasees. The Releasees agree that they will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Executive, or that denigrates, disparages, or results in detriment to Executive, except as any Releasee may be obligated to comply with SEC and other regulatory requirements. Employer agrees to give Executive notice of any and all attempts to compel disclosure of any information which is prohibited from disclosing by this Section 6. Employer shall provide written notice of an attempt to compel such disclosure as promptly as possible to Executive, and at least five (5) days before compliance is requested or required.

6.

Confidentiality. (a) The terms of this Separation Agreement are and shall be deemed confidential and shall not be disclosed by Executive or Employer, or any party acting on behalf of Executive or Employer, to any person or entity, except that: (i) Executive may disclose the terms of this Separation Agreement to his spouse, attorney, and tax and financial advisors, who will each be advised of the confidentiality of this Separation Agreement; and (ii) Employer may file such disclosure as appropriate to satisfy obligations imposed by federal securities laws.

(b)

Except pursuant to an order of a government body or court and as otherwise provided herein, and then only provided that Executive has complied with Section 6( c), neither Executive, nor any party or individual acting on his behalf, shall disclose to or discuss with any person or entity any information concerning (i) any matter relating directly or indirectly to his employment by Employer, (ii) any matter relating directly or indirectly to this Separation Agreement, (iii) the termination of Executive's employment with Employer, or (iv) Employer's Confidential Information.

(c)

For purposes of this Separation Agreement, "Confidential Information" includes, but is not limited to, any and all records, files, reports, letters, memoranda, records, data, flowcharts, promotional materials, agreements, information, market studies and other secret, confidential or proprietary information of any nature relating to Employer, its affiliates and subsidiaries, and their parents, officers, board members, distributors, suppliers or employees, which is not generally available to the public. In order to enforce compliance with this covenant, Executive acknowledges that the failure to comply with the provisions of this Separation Agreement will cause Employer irrevocable harm and that a remedy at law for such failure would be an inadequate remedy for Employer. Therefore, Executive consents that Employer may obtain an order of specific performance, an injunction, a restraining order, or other equitable relief from a court or arbitrator having jurisdiction. The availability of equitable relief shall not preclude Employer from recovering any monetary damages to which it is entitled under applicable law.

(d)

Executive acknowledges and agrees that, in addition to this Agreement, he is party to a Non-Competition Agreement, dated on or about February 15, 2005, a copy of which is annexed hereto and that such Non-Competition Agreement is valid, binding and remains in full force and effect following the Separation Date.

7.

Executive Cooperation. Executive shall make himself available at reasonable times and places to:

(a)

fully cooperate and assist with the transition of Executive's duties and responsibilities;

(b)

fully cooperate and assist with any examination of the Employer conducted by regulatory authorities or administrative agencies having jurisdiction over the Employer, including attendance at meetings and production of notes and records that may be in Executive's possession; and

(c)

fully cooperate and assist the Employer in any internal investigations or audits, and in investigating and defending any action, proceeding, claim or complaint of any kind against the Employer.

Employer will reimburse Executive any reasonable out of pocket expenses associated with requests for assistance under this provision, including travel, lodging and meals.

8.

Non-competition. During the Severance Period (as defined in Section 2 hereof), Employee shall not engage, anywhere within the continental United States, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of an enterprise which competes with Employer, its subsidiaries or its products or programs ("Restricted Activities"), provided that the foregoing shall not restrict Executive from engaging in any Restricted Activities which Employer directs Executive to undertake or which Employer otherwise expressly authorizes. The foregoing shall not restrict Executive from owning less than 2% of the outstanding capital stock of any company which engages in

Restricted Activities, provided that Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant.

9.

Non-Solicitation. Executive acknowledges and agrees that any solicitation of the Employer's customers, suppliers or associates is likely to involve the use or disclosure of confidential information. In recognition of this fact, Executive agrees that during the Severance Period, Executive shall not, whether directly or as an employee, partner, consultant or shareholder of any Person, (a) solicit or attempt to solicit any customer or supplier of the Employer with which he had responsibility to do business with for a period of one (1) year; or (b) influence or seek to influence any employee to leave Employer's employ.

10.

Breach. Any material breach by Executive of this Separation Agreement, shall be considered a breach for which Employer shall be entitled to cease the payments and benefits described in Section 2 of this Separation Agreement after providing Executive with at least five (5) calendar days written notice of such breach and Executive's failure to cure such breach, in addition to any other remedies to which the Employer may be entitled by law.

11.

SEC Reporting. Executive acknowledges his obligation to report transactions in capital stock of Employer and agrees that for a period of six (6) months following the Separation Date, as provided in Section 1, he will furnish timely information of any such transactions to Employer.

12.

Unenforceability. If any provision of this Separation Agreement is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Separation Agreement.

13.

Binding Effect. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

14.

No Admission. The making of this Separation Agreement is not intended, and shall not be construed, as any admission that Employer or any of the Releasees has violated any federal, state, or local law, or has committed any wrong against Executive or any other person or entity.

15.

Opportunity to Review. Executive acknowledges and warrants that:

(a)

He has had a reasonable opportunity of not less than twenty-one (21) days, to consider the terms and provisions of this Separation Agreement;

(b)

He has been advised by Employer in this writing to consult, and has had, to the full extent desired by him, adequate opportunity to consult with, an attorney of his choosing prior to executing this Separation Agreement;

(c)

He has carefully read this Separation Agreement in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(d)

He is signing this Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

16.

Effective Date. This Separation Agreement shall not become effective until the eighth day following its execution by Employee (the "Effective Date"). Employee shall have the right to revoke this Separation Agreement for a period of seven (7) days following his execution of this Separation Agreement by giving written notice by personal delivery of such revocation to [ ___________ ]. If Executive revokes this Separation Agreement prior to the Effective Date, the promises and obligations contained herein shall be null and void.

17.

Entire Agreement. This Separation Agreement is the entire agreement between the parties with respect to the subject matter hereof, and the duties, compensation and benefits of Executive; and, except as otherwise specifically provided herein, supersedes all prior communications, representations, agreements, understandings, plans and arrangements between the parties, whether oral or written.

18.

Return of Employer Property.  Executive agrees to return immediately all Employer's property in Executive's custody or possession, whether created by Executive or others, including but not limited to any keys or electronic cards providing access to any of Employer's facilities, personal or laptop computers, handheld computers, the originals and all copies of all documents, files, reports, letters, memoranda, records, data, flow charts, promotional materials, agreements, market studies and other tangible material containing confidential or proprietary information concerning the Employer, its affiliates, subsidiaries, officers, board members of employees.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

WILLIAM L. BEDNARSKI

MINRAD INTERNATIONAL, INC.

/s/ William L. Bednarski

By: /s/ William H. Burns, Jr.

(Signature)

Title: _Chief Executive Officer

Date: August 27,  2006

Date: August 28, 2006